Exhibit 10.1

Amended and Restated Memorandum of Understanding

WHEREAS, on November 24, 2025, Innovest S.p.A. (“Innovest”), as the holder of certain consent/blockage rights with respect to BP4 S.r.l., societa’ a responsabilita’ limitata in liquidazione (“BP4”), according to BP4’s corporate bylaws, in the person of Gian Domenico Trombetta (“GDT”) as a duly authorized representative of Innovest, and Milestone Scientific Inc., a Delaware corporation (the “Company” or “MLSS”), entered into a Memorandum of Understanding regarding the Company’s plan to raise equity capital and related matters (the “Original MoU”);

WHEREAS, since that date the Company’s plans have changed with advice from its financial advisor, Newbridge Securities, and the original MoU requires modifications necessary for the Company to proceed with a so-called “PIPE financing” as promptly as reasonably possible;

NOW, THEREFORE, Innovest and the Company are entering into this amended and restated memorandum of understanding (the “A&R MoU”) that replaces in its entirety the Original MoU as of the date of execution noted below, whereby the parties agree as follows:

I.	Make a Recommendation. To (i) recommend to BP4’s quotaholders that they adopt, approve and/or authorize the following (collectively, the “Recommended Matters”):

(a) the Term Sheet attached hereto as ANNEX A (the “Term Sheet”);

(b) GDT to proceed with the negotiation of definitive documentation with the Company, aimed at executing mutually binding agreements within thirty (30) days between the Company, BP4 and Innovest with respect to the transactions contemplated by the Term Sheet (such agreements, the “Definitive Documents” and collectively, such transactions, the “Transactions”); and

(c) to the extent the parties deem necessary, adopt such resolutions in the context of BP4’s liquidation as necessary or appropriate for Mr. Pedro Palau, the liquidating trustee of BP4 (the “Trustee”), to have the power and authority to validly execute agreements, instruments, certificates and other documents on behalf of BP4; and

(ii)	include such recommendations in the proxy and other materials delivered or made available to such quotaholders in connection with such meeting (the “Meeting Materials”).

2. Call and Convene the Meeting. As promptly as practicable GDT agrees to cause BP4 to (i) duly call, give notice of, convene and hold a meeting of BP4 quotaholders to approve Innovest’s recommendation, including the Term Sheet and the Transactions and any Definitive Documents that GOT, in his sole discretion, believes to fairly and reasonably reflect the terms and conditions of the Term Sheet (or any adjournment or postponement thereof, the “Meeting”), and (ii) cause the Meeting Materials to be sent to BP4’s quotaholders.

3. Force the Vote. Innovest undertakes to use all commercially reasonable efforts, subject to its fiduciary duties to BP4 under applicable Italian law, to ensure that a sufficient number of other quotaholders of BP4 at such meeting agree to the Recommended Matters.

4. Vote. At any meeting of the quotaholders of BP4 (or any adjournment or postponement thereof), however called, Innovest shall cause to be voted, and GDT shall vote (or cause to be voted) in person or by proxy all of the shares of BP4 owned or of which it or he controls the right to vote:

(a) in favor of the adoption of the Recommended Matters and any of the other transactions contemplated by the Transactions, including the Term Sheet and Definitive Documents (and in favor of any actions and proposals required, or submitted for approval at any meeting of the BP4 quotaholders in furtherance thereof); and

(b) against any action, proposal, transaction or agreement that is intended, or would reasonably be expected, directly or indirectly, to result in a breach of any covenant, representation, warranty or other obligation or agreement of lnnovest or BP4 set forth in the Term Sheet or any of the Definitive Documents or of the quotaholders, Innovest or GDT set forth in this agreement.

In connection with any vote contemplated by this Section 4, Innovest shall cause all of the quotas to be duly counted for purposes of determining that a quorum is present and shall comply with all necessary procedures in connection with recording the results of such vote. Innovest agrees to use its blocking or consent rights to prevent BP4 from entering into any agreement or commitment with any person or entity the effect of which would violate or be inconsistent with the provisions or agreements set forth herein.

5. Standstill. In consideration of the time and expense devoted and to be devoted by Innovest and BP4, on the one hand, and the Company, on the other hand, with respect to the Transactions: (i) Innovest agrees that it will (A) use it blocking or consent rights, and use all commercially reasonable efforts, to cause BP4, until January 31, 2026 (provided, that if upon the expiration of such period the Company and its investment banker are then working on a capital raise that upon consummation would be a Qualified Offering then such January 31, 2026 date shall automatically be extended until February 15, 2026), not to sell, transfer or otherwise dispose, or permit the sale, transfer or other disposition (collectively, a “Transfer”), of any shares of the capital stock of the Company, or (B) enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of its quotas of BP4; and (ii) the Company agrees to pay (A) for the reasonable fees and disbursements of counsel for BP4 in connection with this agreement and the Transactions and (B) for all professional and filing fees, disbursements, franchise and similar taxes, and other legal, administrative and accounting expenses (including the fees and expenses of the Trustee) in connection with the continued existence of BP4 (whether in the current regime of “Sri in liquidazione” or otherwise) for a period of twelve (12) months after consummation of the Transactions, provided that the sum of (A) and (B) shall be capped at 100,000 USD, except that no such fees or expenses shall be payable by the Company if the Transactions are not consummated due to the failure of Innovest to comply with any of its obligations set forth Sections 1 through 5, inclusive. In light of the related fees and disbursements of counsel for BP4 already incurred by BP4 to date, the Company agrees to pay USD 32,000 within five days from the execution of this A&R MoU, it being understood that such amount is part of the USD 100,000 cap mentioned above.

The parties intend to enter into formal agreements as required and appropriate for carrying out the Transactions and the parties will negotiate in good faith with respect to such agreements. However, until a formal agreement is signed with respect to the matters set forth above, the above provisions, but not the provisions of ANNEX A, shall be deemed a binding agreement upon the parties and governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws provisions.

Dated: January 13th, 2026

Innovest S.p.A.

By: /s/ Gian Domenico Trombetta

Gian Domenico Trombetta, its President and Managing Director

Milestone Scientific Inc.

By: /s/ Eric Hines

Eric Hines, its Chief Executive Officer

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ANNEX A - Term Sheet

Lock-Up of Shares of BP4

This Term Sheet summarizes the principal terms with respect to the lock-up of all of the shares of Milestone Scientific Inc., a Delaware corporation (the “Company”), owned or controlled by BP4 S.r.l., societa’ a responsabilita’ limitata in liquidazione (“BP4”) and/or Mr. Pedro Palau, the liquidating trustee of BP4 (the “Trustee” and together with BP4, the “BP4 Parties”). No legally binding obligations will be created until definitive agreements are executed and delivered by all parties. This Term Sheet is not a commitment to sell or repurchase, as applicable.

Aggregate Amount:	An aggregate of approximately 8.9 million shares of Common Stock owned or held by the BP4 Parties (collectively, the “Lock-Up Securities”).

Standstill:

Subject to the satisfaction of the “Conditions” below, the BP4 Parties shall agree not to sell or transfer any Lock-Up Securities for a period of twelve

(12) months (the “Lock-Up” and such period, the “Lock-Up Period”) following consummation of a Qualified Offering. Such Lock-Up will be evidenced by lock-up agreements (each a “Lock-Up Agreement”) signed by each of the BP4 Parties and each holder of Lock-Up Securities and have customary underwriter terms and be subject to customary underwriter exceptions. The Lock-Up Agreement will also provide that any discretionary waiver or termination of the restrictions of such agreements by the Company or representatives of any underwriters for the benefit of any current or future shareholder of the Company shall apply to the BP4 Parties on identical terms and conditions on a “most favored party” basis.

Conditions	The obligations of each of the BP4 Parties to enter into Lock-Up Agreements is subject to the following:

1.	The Company’s consummation of one or more offerings of its securities with aggregate gross proceeds to the Company of at least

$2,500,000, on terms and conditions satisfactory to the Company within sixty (60) days from the date hereof (a “Qualified Offering”); and

2.	Each of the following (“Other Locked-Up Parties”) shall enter into a Lock-Up Agreement:

●	Each of the directors of the Company re-elected at the December 18, 2025 Annual Meeting of the stockholders of the Company;
●	Each of the officers of the Company;
●	Leonard Osser and his affiliates; and
●	United Systems and its affiliates.

3.	The BP4 Parties’ Lock-Up, in addition to customary underwriter exceptions, shall permit transfers of Lock-Up Securities prior to the 12-month Lock-Up Period terminating, as follows:

●	If MLSS’s stock closes above $0.50 for 10 consecutive trading days, then BP4 may distribute to its shareholders up to 33.33% of the Lock-Up Securities; and
●	If MLSS’s stock closes above $0.70 for 10 consecutive trading days, then BP4 may distribute to its shareholders up to an additional 33.3% of the Lock-Up Securities (or up to 66.66% of the Lock-Up Securities on a cumulative basis); and
●	If MLSS’s stock closes above $0.90 for 10 consecutive trading days, then BP4 may distribute to its shareholders up to and additional 33.3% of the Lock-Up Securities (or up to 100% of the Lock-Up Securities on a cumulative basis).

All share prices are indicated prior to a reverse stock split, and would be adjusted on a pro rata basis if a reverse stock split were to occur.

Representations, Warranties and Covenants:	Standard representations, warranties and covenants by the BP4 Parties and the Company for transactions of this type. At the request of the Company or its representative, the Lock-Up Agreements will be held in escrow in the United States pending consummation of the Qualified Offering.

Board Matters:	With respect to the 2026 Annual Meetings of the Stockholders of the Company, the Company can nominate for election by the stockholders of the Company six (6) directors and such number of additional directors as BP4 may approve which approval shall not be unreasonably withheld. At the 2025 Annual Meeting the following six (6) persons have been nominated and elected: Benedetta Casamento (Chairwoman), Neal Goldman (Vice Chairman), Eric Hines (CEO), Dr. Didier Demesmin, Shanth Thiyagalingam and Dr. Dawood Sayed; the following persons not being re-nominated by the Board as directors: Leonard Osser, Michael McGeehan and Arjan Haverhals (the “Slate”); it being understood, however, that notwithstanding its agreement to the Slate as set forth above, beginning with the Annual Meeting to be held in 2027, BP4 may exercise whatever rights it then has to designate members of the Board without requiring the resignation of any director nominated by the Company.
Governing Law:	Delaware

Regulatory Compliance and Legal Advisors’ Review

All provisions of this Term Sheet are subject to: (i) compliance with applicable Italian and U.S. laws and regulations; (ii) any requirements or directives of the relevant Italian and U.S. Authorities having jurisdiction over the matters contemplated herein; and (iii) review and approval by BP4’s legal advisors.

Furthermore, the Lock-Up by the BP4 Parties with respect to the Locked-Up Securities and the other undertakings by the BP4 Parties in this Term Sheet and the undertakings by the Company in this Term Sheet shall have no effect whatsoever if the shareholders’ meeting of BP4 does not approve the Recommended Matters contemplated by this Term Sheet by January 25, 2026.

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